Exhibit 23


                                 2003 Form 10-K

                               CONSENT OF KPMG LLP

Shareholders and the Board of Directors

The Oilgear Company:

We consent to the incorporation by reference in the registration statements (No. 33-67672 and No. 33-59033) on Form S-8 of The Oilgear Company of our reports dated March 12, 2004, except for footnote 5, which is as of March 30, 2004, relating to the consolidated balance sheets of The Oilgear Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations and shareholders' equity, comprehensive income (loss) and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 2003, which reports appear in the December 31, 2003 annual report on Form 10-K of The Oilgear Company.

/s/  KPMG LLP
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Milwaukee, Wisconsin
March 30, 2004